EXHIBIT 10.20

                              TERMINATION AGREEMENT


     This Termination Agreement is made and entered into this 29th day of January, 1998 between eSoft, Inc., a Colorado corporation (the "Company"), Philip L. Becker, Ltd. (the "Partnership") and Philip L. Becker ("Becker"), general partner of the Partnership (together, the "First Parties") and John Patrick McMillan d/b/a Lateral Software ("Consultant").

                                    RECITALS

     A. Pursuant to two Software Development and Consulting Agreement (the "Consulting Agreements") dated November 28, 1988 and May 24, 1994, respectively, between the Partnership and the Consultant, the Consultant has provided development and consulting services with respect to computer software packages known as the "TDBS" and the "IPAD", respectively (together the "Software"). All rights of the Partnership under the Consulting Agreements have subsequently been transferred by the Partnership to the Company, and the Consultant has continued to perform development and consulting services related to the Software to the Company.

     B. Pursuant to each of the Consulting Agreements, the Consultant is entitled to compensation based upon specified percentages of gross licensing fees that are received by the Partnership from the leasing of the respective Software, and the Company has assumed the Partnership's obligation to pay such sums to the Consultant.

     C. The Company and the Consultant have agreed to terminate all obligations of all parties under the Consulting Agreements in consideration of the agreements contained herein.

                                    AGREEMENT

     In consideration of the foregoing, it is agreed as follows:

     1. CONSIDERATION TO CONSULTANT. The Company shall pay and deliver the following consideration to the Consultant at the following times:

          a. Thirty Thousand Dollars ($30,000.00) payable by check upon execution of this Termination Agreement by the parties;

          b. Thirty Thousand Dollars ($30,000.00) payable by check not later than fifteen (15) days after the Company completes a public offering of its Common Stock, presently expected to be completed about February 28, 1998, provided, however, that if a public offering of the Company's Common Stock has not been completed on or before December 31, 1998, such payment shall be made on that date.

          c. Stock Purchase Warrants, deliverable upon execution of this Termination Agreement, entitling the Consultant to purchase from the Company, for a period of two years from the date hereof, up to 20,000 shares of the Company's Common Stock at a price of $1.00 per share until one year after the closing of the public offering of the Company's common stock, and thereafter, until the warrant expires, at the price of $1.15 per share. Said Stock Purchase Warrants shall be in the form of Exhibit A attached to this Termination Agreement.

     2. TERMINATION OF CONSULTANT'S RESPONSIBILITIES. All responsibilities and obligations of the Consultant under the Consulting Agreements shall expire and terminate and be released and discharged forever upon the execution of this Termination Agreement, except that those obligations set forth in paragraphs 7 and 8 of each of the Consulting Agreements shall continue and shall not terminate.

     3. TERMINATION OF COMPANY'S OBLIGATIONS. All obligations of any of the First Parties to the Consultant under the Consulting Agreements, or either of them, including any obligation to pay any compensation to the Consultant whether as a result of licensing the Software in the past, present or hereafter, and any obligation to reimburse the Consultant for any costs, and all other obligations of any kind whatsoever, shall expire and terminate and be released and discharged forever upon execution of this Termination Agreement.

     4. ENTIRE AGREEMENT. The First Parties and the Consultant acknowledge that they have no agreements or understandings, written or oral concerning any matter other than the Consulting Agreements and this Termination Agreement and that all obligations of any kind whatsoever of First Parties to the Consultant or of the Consultant to any of the First Parties are canceled and terminated, except as set forth in this Termination Agreement.

     5. LEGAL EXPENSES UPON ENFORCEMENT. In the event that any party seeks to enforce the terms of this Termination Agreement in any court of competent jurisdiction, the prevailing party shall be entitled to reimbursement for his costs and reasonable attorney fees in addition to any other recovery to which he may be entitled.

     6. APPLICABLE LAW. This Termination Agreement is made and entered into in Colorado and shall be interpreted in accordance with the laws of the State of Colorado.



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
     This Termination Agreement is executed the day and year first above written.


CONSULTANT                                eSOFT, INC.

/s/ John Patrick McMillan                 /s/ Philip Becker
----------------------------------        --------------------------------------
John Patrick McMillan                     Chairman and CEO
d/b/a Lateral Software


                                          PHILIP L. BECKER, LTD.


                                          By: /s/ Philip L. Becker
                                             -----------------------------------
                                             Philip L. Becker, Partner

                                           /s/ Philip L. Becker
                                          --------------------------------------
                                          Philip L. Becker, individually


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